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                                  EXHIBIT (14)(B)


                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We consent to the use of our report, dated February 5, 1998, on the annual financial statements and financial highlights of the Fontaine Capital Appreciation Fund, Fontaine Global Growth Fund and Fontaine Global Income Fund which is included in Part A and to the incorporation by reference of the annual financial statements contained in the Funds' Annual Report for the period ending December 31, 1997 in Part B of the Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 under the Securities Act of 1933 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Auditors" in the Statement of Additional Information.


Abington, Pennsylvania                            Certified Public Accountants
April 6, 1998